Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131624), and the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2007 (File No. 333-146985) of our report dated March 9, 2011 relating to the consolidated balance sheets of Saratoga Resources, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended..

/s/ MALONEBAILEY, LLP

MALONEBAIILEY, LLP

www.malone-bailey.com

HOUSTON, TEXAS

March 10, 2011